Exhibit 10.11
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of July 26, 2006, by and between Hythiam, Inc., a Delaware corporation (“Employer”), and Christopher Hassan, an individual (“Employee”).
RECITALS
          A. WHEREAS, Employee has commercial sales and marketing experience and expertise applicable to employment with Employer to perform as the Senior Executive Vice President of Marketing and Business Development (“SEVP”) of Employer, Employer has agreed to employ Employee and Employee has agreed to enter into such employment, on the terms set forth in this Agreement.
          B. WHEREAS, Employee acknowledges that this Agreement is necessary for the protection of Employer’s investment in its business, good will, products, methods of operation, information, and relationships with its customers and other employees.
          C. WHEREAS, Employer acknowledges that Employee desires definition of his compensation and benefits, and other terms of his employment.
          NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:
AGREEMENT
     1. TERM OF AGREEMENT
          1.1 Initial Term. The initial term of this Agreement shall begin on the date first set forth above, or as soon thereafter as Employee commences services hereunder (“Commencement Date”) and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5; or (b) four (4) years following the Commencement Date (“Initial Term”). At the conclusion of the Initial Term, Employee shall be employed on an at-will basis, with either party able to terminate the employment, with or without cause and with or without notice.
     2. EMPLOYMENT
          2.1 Employment of Employee. Employer agrees to employ Employee to render services on the terms set forth herein. Employee hereby accepts such employment on the terms and conditions of this Agreement.
          2.2 Position and Duties. Employee shall serve as Employer’s SEVP, reporting directly to Employer’s Chief Executive Officer (“CEO”), and shall have the general powers, duties and responsibilities of management usually vested in that office in a corporation, including without limitation responsibility for commercial sales and marketing, and such other powers and duties as may be prescribed from time to time by the CEO or Employer’s Board of Directors (“Board”).
          2.3 Standard of Performance. Employee agrees that he will at all times faithfully and industriously and to the best of Employee’s ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Such duties shall be performed at such place or places as the interests, needs, business and opportunities of Employer shall require or render advisable.
          2.4 Exclusive Service. Employee shall devote all of his business energies and abilities and all of his productive time to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of Employer, render to others any service of any kind (whether or not for compensation) that, in the opinion of Employer, would materially interfere with the performance of his duties under this Agreement, and (b) Employee shall not, without the prior written consent of Employer, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other business activity. Employer acknowledges that Employee may do charity work and conduct personal business as long as such activities do not materially interfere with the Employee’s duties hereunder.
          2.5 Relocation. Employer shall not, without Employee’s consent, require Employee to permanently relocate outside of Los Angeles, California. If Employer relocates more than thirty (30) miles outside of Los Angeles, and Employee elects not to relocate, such action shall be considered a resignation with Good Reason under Section 5.4. If Employer requests and Employee agrees to relocate, Employer will pay for reasonable and standard relocation costs of Employee and Employee’s family, from Los Angeles, California to another location in the same manner as the relocation to Los Angeles, California covered by Paragraph 3.4 without regard to the final sentence of such paragraph.
     3. COMPENSATION
          3.1 Compensation. During the term of this Agreement, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.
          3.2 Base Salary. Employer shall pay to Employee a base annual salary of two hundred seventy-eight thousand eight hundred dollars ($278,800.00) annually, payable in accordance with Employer’s standard payroll practices, less applicable withholding. At Employer’s sole discretion, Employee’s base salary may be increased, but not decreased. Notwithstanding the foregoing, beginning on the first anniversary of the Commencement Date and annually thereafter, the Employee’s annual salary then in effect shall be increased by at least the Consumer Price Index for Los Angeles, CA (or a reasonable proxy thereof).
          3.3 Discretionary Bonus. Except as described in Section 5.1 below, Employee is eligible to receive an annual bonus in the sole discretion of Employer. This discretionary bonus will be targeted at fifty percent (50.0%) of Employee’s base salary, based on achieving designated individual goals and milestones and the overall performance and profitability of Employer. The goals and milestones will be established and reevaluated on an annual basis by mutual agreement of Employee and the CEO, subject to review and approval by the Board or its Compensation Committee. In the first year of this Agreement, the goals and objectives related to the 2006 target bonus shall be established within 45 days of the Commencement Date. The bonus will be based on a calendar year and shall be paid no later than April 30th of the following year. The annual bonus for 2006, which shall be prorated for the portion of the year from Commencement Date, is guaranteed.
          3.4 Relocation Expenses. The Employee is eligible to receive reimbursement of his reasonable and customary expenses incurred pertaining to his relocation to Los Angeles which shall include transportation of household contents and vehicles, commissions and fees associated with the sale of his current home, normal fees associated with the purchase of a new home, up to 2 points on a new home loan (of which up to one point shall be loan origination and the total points shall not exceed $35,000 without mutual agreement), a house hunting trip and up to 2 months of temporary living expenses. Employer shall reimburse the relocation expenses to Employee in accordance with all applicable federal and state reporting requirements. Qualified relocation expenses, which are not taxable to Employee, shall be reimbursed to Employee without any deduction for applicable tax. Non-qualified relocation expenses which are taxable to Employee, shall be reimbursed to Employee with an additional amount reimbursed so that the net reimbursement after the deduction for all applicable taxes shall equal the amount of the non-qualified, taxable relocation expense. HR professionals commonly refer to this process as “grossing up” the reimbursement. It is the intention of this reimbursement provision that 1) Employer will reimburse Employee for all reasonable relocation expenses incurred by Employee including the imposition of applicable taxes; and 2) Employee shall not personally incur any reasonable relocation expense. Failure to remain at the Employer, other than termination by the Employer, for a period of one (1) year from receipt of a relocation or temporary housing reimbursement shall result in the Employee refunding the amount paid to the Employer within thirty (30) days.
          3.5 Equity Incentive Plan. Employee shall be granted options to purchase four hundred thousand (400,000) shares of Employer’s common stock under the provisions of Employer’s 2003 Stock Incentive Plan (“Plan”), upon approval by the Board or its Compensation Committee. To the extent permissible such options shall be incentive stock options. The options will vest as follows: twenty percent (20.0%) on the first, second, third, fourth and fifth anniversaries of the Commencement Date.
          3.6 Fringe Benefits. Upon satisfaction of the applicable eligibility requirements, Employee shall be provided with group medical and dental insurance through Employer’s plans, as well as any fringe benefit plan(s) as Employer may offer from time to time to its personnel. Employee’s spouse and any dependent children of Employee shall be covered under the Employer’s health care and dental plans at Employer’s cost. Employer will pay for four hundred thousand dollars ($400,000.00) of term life insurance for the benefit of Employee, subject to the standard physical examination that is required by the issuing insurance company. In addition, Employee will be provided with accidental death and disability and long-term disability insurance. Employee will also be eligible to participate in Employer’s 401K plan.

          3.7 Paid Time Off. Employee shall accrue, on a daily basis, a total of four (4) workweeks of paid time off (“PTO”) per year following the date of this Agreement; provided, however, that Employee’s total accrued PTO may not exceed a total of seven (7) workweeks. This PTO shall not lapse at the end of any calendar year and shall continue to accrue from year to year. This PTO shall be in addition to normal Employer holidays, which shall be determined at the discretion of the Employer from time to time. Any accrued but unused PTO will be paid to Employee, on a pro rata basis, at the time that his employment is terminated.
          3.8 Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.
     4. REIMBURSEMENT OF EXPENSES
          4.1 Travel and Other Expenses. Employer shall pay to or reimburse Employee for business, travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Employee which Employer determines are reasonably necessary for the proper discharge of Employee’s duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.
          4.2 Liability Insurance. Employer shall provide Employee with officers and directors’ insurance or other liability insurance, consistent with usual and reasonable business practices to cover Employee against all insurable events related to his employment with Employer.
          4.3 Indemnification. Promptly upon written request from Employee, Employer shall indemnify, defend and hold harmless Employee, to the fullest extent under applicable law, for all defense costs, judgments, fines, settlements, losses, costs or expenses (including attorney’s fees, including fees representing Employee), arising out of Employee’s activities as an agent, employee, officer or director of Employer, or in any other capacity on behalf of or at the request of Employer. Such agreement by Employer shall not be deemed to impair any other obligation of Employer respecting indemnification of Employee otherwise arising out of this or any other agreement or promise of Employer or under any statute.
     5. TERMINATION
          5.1 Termination With Good Cause; Resignation Without Good Reason. Employer may terminate Employee’s employment at any time, with or without notice or Good Cause (as defined below). If Employer terminates Employee’s employment with Good Cause, or if Employee resigns without Good Reason (as defined below), Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Employer shall have no further obligations to Employee under this Agreement or any other agreement, and all unvested options will terminate.

          5.2 Termination Without Good Cause; Resignation with Good Reason. Employer shall have the right to terminate Employee’s employment under this Agreement without Good Cause at any time. Employee shall have the right to terminate his employment with notice and Good Reason. If Employer terminates Employee’s employment without Good Cause, or Employee resigns for Good Reason:
       (a) Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination;
       (b) Employer shall pay Employee in a lump sum an amount equal to one (1) year’s salary (at the rate in effect at the time of termination) plus a bonus equal to one hundred percent (100.0%) of the targeted bonus;
       (c) All of Employee’s unvested stock options will vest immediately, and remain exercisable for a period of three (3) years thereafter; and
       (d) In addition to any rights under COBRA, medical benefits shall continue for a period of one (1) year from the date of termination, provided that coverage will terminate sooner if Employee becomes eligible for coverage under another employer’s plan.
          To be eligible for the compensation provided for in Section 5.2(b), (c) and (d) above, Employee must execute a full and complete mutual release of any and all claims in the standard form then used by Employer (“Release”). Employer shall have no further obligations to Employee under this Agreement or any other agreement.
          5.3 Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee, in the subjective good faith opinion of Employer, shall:
       (a) Commit an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties;
       (b) Breach Employee’s fiduciary duty to Employer, including, but not limited to, acts of self-dealing (whether or not for personal profit);
       (c) Materially breach this Agreement, the Confidentiality Agreement (defined below), or Employer’s written Codes of Ethics as adopted by the Board;
       (d) Willful, reckless or grossly negligent violation of any material provision of Employer’s written Employee Handbook, or any applicable state or federal law or regulation;
       (e) Fail or refuse (whether willful, reckless or negligent) to comply with all relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder;

       (f) Fail to or refuse (whether willful, reckless or negligent) to substantially perform the responsibilities and duties specified herein (other than a failure caused by temporary disability); provided, however, that no termination shall occur on that basis unless the Employer first provides the Employee with written notice to cure; the notice to cure shall reasonably specify the acts or omissions that constitute the Employee’s failure or refusal to perform his duties, and the Employee shall have a reasonable opportunity (not to exceed 10 days after the date of notice to cure) to correct his failure or refusal to perform his duties; termination shall be effective as of the date of written notice to cure; or
       (g) Be convicted of, or enter a plea of guilty or no contest to, a felony or misdemeanor under state or federal law, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude.
          5.4 Good Reason. For purposes of this Agreement, a resignation shall be with “Good Reason” if tendered with ninety (90) days of any of the following actions by Employer:
       (a) Assignment to Employee of duties materially inconsistent with Employee’s status as a senior officer of Employer, removal of Employee as a senior officer, or a substantial reduction in the nature or status of Employee’s responsibilities;
       (b) Relocation of Employer’s principle executive offices outside of a 30 mile radius of Los Angeles (unless closer to Employee’s residence) without Employee’s consent, except for reasonably required travel on Employer’s business;
       (c) Employer’s failure to cause any acquiring or successor entity following a Change in Control to assume Employer’s obligations under this Agreement, unless such assumption occurs by operation of law; or
       (d) Material breach of this Agreement by Employer, or failure to timely pay to Employee any amount due under Section 3 which continues after written notice and reasonable opportunity to cure (not to exceed ten (10) days after the date of notice).
          5.5 Effects of Change in Control. Immediately upon a Change in Control (as defined below) all of Employee’s unvested options shall vest immediately, and remain exercisable for a period of three (3) years thereafter. Further if Employee is terminated without Good Cause or resigns for Good Reason during the first twelve (12) months following a Change in Control, Employee shall be entitled to receive a lump sum in an amount equal to (i) one and one-half years of salary (at the rate in effect at the time of termination); and (ii) one and one-half times the Employee’s full targeted bonus for that year. In addition to any rights under COBRA, the term for continued fringe benefits under Section 3.6 shall continue for a period of eighteen (18) months from the date of termination, provided that Medical and Dental coverage will terminate sooner if Employee becomes eligible for coverage under another employer’s plan. To be eligible for the compensation provided for in this Section 5.5, Employee must execute a Release. Employer shall have no further obligations to Employee under this Agreement.
          5.6 Change in Control. For purposes of this Agreement, a “Change in Control” shall be defined as:

       (a) The acquisition of Employer by another entity by means of a transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation); or
       (b) The sale, transfer or other disposition of all or substantially all of the Employer’s assets.
          5.7 No Change in Control. Notwithstanding the provisions of Section 5.6, the following shall not constitute a Change in Control:
       (a) If the sole purpose of the transaction is to change the state of the Employer’s incorporation or to create or eliminate a holding company that will be owned in substantially the same proportions by the same beneficial owners as before the transaction;
       (b) If Employer’s stockholders of record as constituted immediately prior to the transaction will, immediately after the transaction (by virtue of securities issued as a consideration for Employer’s capital stock or assets or otherwise), hold more than fifty percent (50.0%) of the combined voting power of the surviving or acquiring entity’s outstanding securities;
       (c) An underwritten public offering of Employer’s common stock, if Employer’s stockholders of record as constituted immediately prior to the offering will, immediately after the offering, continue to hold more than fifty percent (50.0%) of the combined voting power of Employer’s outstanding securities;
       (d) The private placement of preferred or common stock, or the issuance of debt instruments convertible into preferred or common stock, for fair market value as determined by the Board, provided the acquiring person does not as a result of the transaction own more than fifty percent (50.0%) of the outstanding capital stock of Employer, have the right to vote more than fifty percent (50.0%) of the outstanding voting stock of Employer, or have the right to elect a majority of the Board; or
       (e) If Employee is a member of a group that acquires control of Employer in an event that would otherwise be a Change in Control, such event shall not be deemed a Change in Control and Employee shall have no right to benefits hereunder as a result of such event; provided, however, that Employee shall not be deemed a member of any acquiring group solely by virtue of his continued employment or ownership of stock or stock options following a Change in Control.
          5.8 Death or Disability. To the extent consistent with federal and state law, Employee’s employment, salary shall terminate on his death or Disability. “Disability” means any health condition, physical or mental, or other cause beyond Employee’s control, that prevents him from performing his duties, even after reasonable accommodation is made by Employer, for a period of one hundred eighty (180) consecutive days within any three hundred sixty (360) day period. In the event of termination due to death or Disability, Employer shall pay Employee (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination, together with any benefits accrued through the date of termination. Employer shall have no further obligations to Employee (or Employee’s legal representative) under this Agreement.
          5.9 Return of Employer Property. Within five (5) days after the Termination Date, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked on the Termination Date.
     6. DUTY OF LOYALTY
          6.1 During the term of this Agreement, Employee shall not, without the prior written consent of Employer, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than one percent (1.0%) of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business so long as these investments do not require Employee to participate in the operation of the companies in which Employee invests.
     7. CONFIDENTIAL INFORMATION
          7.1 Trade Secrets of Employer. Employee, during the term of this Agreement, will develop, have access to and become acquainted with various trade secrets which are owned by Employer and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Employee shall not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Employer. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Employee or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities, and shall not be removed for purposes other than work-related from the premises where the work of Employer is conducted, except with the prior written authorization by Employer.
          7.2 Confidential Data of Customers of Employer. Employee, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Employer and of their affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the term of this Agreement (except as required in the course of employment by Employer) or at any time thereafter.

               7.3 Inevitable Disclosure. After Employee’s employment has terminated, Employee shall not accept employment with any addiction treatment service provider or company providing protocols for the treatment of alcohol or stimulant addiction (“Direct Competitor”) for a period of one (1) year, where the new employment is likely to result in the inevitable disclosure of Employer’s trade secrets or confidential information, or it would be impossible for Employee to perform his new job without using or disclosing trade secrets or confidential information.
               7.4 Continuing Effect. The provisions of this Section 7 shall remain in effect after the Termination Date.
          8. NO SOLICITATION
               8.1 No Solicitation of Employees. Employee agrees that Employee will not, during Employee’s employment with Employer, and for two (2) years thereafter, encourage or solicit any other employee of Employer to terminate his or her employment for any reason, nor will Employee assist others to do so.
               8.2 No Solicitation of Customer. Employee agrees that Employee will not, during Employee’s employment with Employer, and for two (2) years thereafter, directly or indirectly call on, or otherwise solicit, business for a Direct Competitor from any actual customer or potential customer known by Employee to be targeted by Employer, nor will Employee assist others in doing so.
          9. INTELLECTUAL PROPERTIES.
               9.1 To the extent permissible under applicable law, all intellectual properties made or conceived by Employee during the term of this employment by Employer shall be the right and property solely of Employer, whether developed independently by Employee or jointly with others. Employee will sign the Employer’s standard Employee Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”) prior to or on the Commencement Date.
          10. OTHER PROVISIONS
               10.1 Compliance With Other Agreements. Employee represents and warrants to Employer that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound.
               10.2 Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in Sections 6, 7, 8 and 9 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.
               10.3 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including all attorneys’ fees.
               10.4 Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to him with respect to tax issues.
               10.5 Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.
               10.6 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.
               10.7 Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved either in federal or state court in Los Angeles, California.
               10.8 No Jury. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to a jury trial.
               10.9 No Punitive Damages. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.
               10.10 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.
               10.11 Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

               10.12 Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 48 hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:
                         (a) If to Employer, to the principal office of Employer in the State of California, marked “Attention: Chief Executive Officer,” with a copy to John C. Kirkland, Esq., Greenberg Traurig LLP, 2450 Colorado Avenue, Suite 400E, Santa Monica, California 90404; or
                         (b) If to Employee, to the most recent address for Employee appearing in Employer’s records.
               10.13 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
               10.14 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
               10.15 Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:

/s/ CHRISTOPHER HASSAN Christopher Hassan

EMPLOYER:

HYTHIAM, INC.

	By	/s/ TERREN S. PEIZER Terren S. Peizer
Chief Executive Officer